                                                                    Exhibit 11.1



                                             Computation of Pro Forma Net Loss Per Share


                                                                                                 Period From Inception
                                                                           Twelve Months            (July 12, 1995)
                                                                                Ended                   Through
                                                                         December 31, 1996(1)     December 31, 1995(2)
Pro forma historical weighted average shares outstanding                        14,478,951               4,097,333

Series A Preferred Stock, convertible to Common Stock
      at consummation of the initial public offering                                     0               5,231,671

Series B Preferred Stock, convertible to Common Stock
      at consummation of the initial public offering                                     0               3,706,234

Common Stock equivalents for Preferred Stock warrants outstanding                        0                 146,000

Common Stock equivalents for options outstanding                                         0               1,096,260
                                                                           ---------------         ---------------

      Shares used in computing pro forma net loss per share                     14,478,951              14,277,498
                                                                           ---------------         ---------------
                                                                           ---------------         ---------------

Net loss                                                                   $   (10,916,583)        $      (967,583)
                                                                           ---------------         ---------------
                                                                           ---------------         ---------------

Pro forma loss per share                                                   $         (0.75)        $         (0.07)
                                                                           ---------------         ---------------
                                                                           ---------------         ---------------


_________________________________________
     (1) The weighted average shares outstanding used in the calculation of net loss per share do not include Common Stock equivalents after June 30, 1996 because they have the effect of reducing net loss per share.

     (2) Weighted average Common Stock outstanding during the period including all Common Stock issued at prices below the public offering price during the twelve month period preceding the offering as if it was outstanding at inception (July 12, 1995). Issuance of convertible Preferred Stock, Preferred Stock warrants and Common Stock options at prices below the public offering price during the twelve month period preceding the offering have been included as Common
          Stock equivalents as if they had been issued as Common Stock as of July 12, 1995.